Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2013, relating to the consolidated financial statements of Insys Therapeutics, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Phoenix, Arizona
May 1, 2013